PTGi International Carrier Services

A CHARGE ENTERPRISES, INC. COMPANY

October 6, 2022

James Biehl
3485 Old Windy Bush Road
New Hope, PA 18938

Dear Jim:

On behalf of PTGi International Carrier Services, Inc. (the "Company"), it is my pleasure to offer you regular, full-time employment for the position of Chief Legal Officer and Corporate Secretary of Charge Enterprises, Inc. ("CRGE"), the ultimate parent company of the Company. **This offer of employment is conditioned on your satisfactory completion of certain requirements, to include approval from the Board of Directors of CRGE, as more fully explained in this letter.** Your employment is subject to the terms and conditions set forth in this letter.

In your capacity as Chief Legal Officer and Corporate Secretary, you will perform duties and responsibilities as outlined in **Schedule I** that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report to Andrew Fox, the Chief Executive Officer of CRGE. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests.

Subject to satisfaction of all conditions described in this letter, this offer is based on a mutually acceptable start date, which is targeted to be Monday, October 24, 2022, to be confirmed and communicated in writing (the "Start Date"), subject to the conditions set forth herein.

Your principal place of employment will be your home office, subject to business travel as needed to properly fulfill your employment duties and responsibilities. In accordance with Company policy, you will be eligible for reimbursement of approved, out of pocket expenses, to include but not limited to reasonable expenses incurred while on business travel.

In consideration for your services, you will be paid an annual base salary of $300,000 (the "Base Salary"), payable in accordance with payroll practices applicable to Company employees and subject to all withholdings and deductions as required by law.

You will be eligible to receive an annual discretionary bonus, targeted at 100% of the Base Salary. Bonuses are generally considered by CRGE in March following the performance year, i.e., March 2023 for 2022 performance, provided you are employed and in good standing on the date of consideration. For the performance year 2022, you will be eligible for a pro-rated annual bonus based on the number of days you are employed during the year.

Subject to approval of the Board of Directors (the "Board") of CRGE, you will receive an incentive stock option to purchase 1,000,000 shares (the "Option") of CRGE's common stock, pursuant to the terms of CRGE's then-current 2020 Omnibus Equity Incentive Plan, as amended and restated on December 23, 2021 (the "Plan"), and a Stock Option Agreement executed by CRGE and you (the "Option Agreement").

The Option and any shares of common stock you acquire pursuant thereto shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, the Option Agreement and any other agreement to which you shall become a party pursuant to the terms of the Plan or the Option Agreement, and to any applicable securities laws. The Option will have a 10-year term, and vest as follows: 1/3 on each first, second, and third-year anniversary of the date of grant. The option exercise price will be the closing price of CRGE's common stock on the Nasdaq on the latter of the date in which the Board approves the grant or the Start Date.

Subject to approval of the Board of CRGE, you will receive 100,000 Restricted Stock Units (the "RSU") of CRGE's common stock, pursuant to the terms of the Plan, and a Restricted Stock Unit Award Grant Notice executed by CRGE and you (the "RSU Agreement"). The RSU shall be subject to the terms, restrictions on transfer and voting provisions set forth in the Plan, the RSU Agreement and any other agreement to which you shall become a party pursuant to the terms of the Plan or the RSU Agreement, and to any applicable securities laws. The RSU will vest as follows: 1/3 on each first, second, and third-year anniversary of the date of grant.

Effective on the first calendar day of the month immediately following the Start Date (or on the Start Date if on the first calendar day of the month), you will be eligible to participate in the Company's employee benefit plans, to include but not limited to health, dental, vision, life insurance, and short-term and long-term disabilities.

Effective on the Start Date, during your employment you will be eligible to be paid for all Company recognized holidays as announced each year. The list of Company recognized holidays for 2022 is provided in the attached **Schedule II.**

Effective on the Start Date, you will be eligible for paid time off ("PTO") of 27 days annually, accrued in accordance with payroll practices applicable to Company employees. Your PTO will be provided in accordance with the Company's current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

Effective on the Start Date, you will receive five (5) paid sick days to be used as needed during the calendar year in which your employment commenced. Thereafter, you will receive (5) paid sick days on January 1 of each year. In accordance with Company policy, unused sick days will be forfeited.

The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

If your employment with the Company is terminated for reasons other than your voluntary resignation, death, disability (as defined below), or for Good Cause (as defined below), the Company agrees to: (i) pay you all previously earned but unpaid base salary up to the date of termination, (ii) pay you separation pay equal to (12) twelve months of your then-current base salary (the "Separation Pay") (iii) a portion of any annual incentive plan payment earned during the year of termination, prorated based upon the number of days employed during such year, and (iv) reimburse you for the monthly premiums for elected COBRA coverage for a period of up to (6) six months ((ii), (iii), and (iv) together "the Separation Benefit").

Separation Pay will be paid in lump sum and in accordance with the Company's regular payroll practices after the expiration of any applicable revocation period, unless otherwise required by law. All Separation Pay described herein shall be subject to appropriate federal and state withholding. Your entitlement to Separation Benefits will be subject to you executing, delivering, and not revoking a Separation and General Release which will contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees, in a form acceptable to the Company.

"Disability" Disability" means your inability to perform your essential job functions, with or without reasonable accommodation, due to your own physical or mental impairment for a period of more than 120 days, either consecutively or in aggregate within a period of 365 consecutive days, as determined by an independent physician selected and paid for by the Company.

"Good Cause" shall include, but not be limited to, the following: (i) any conduct by you involving moral turpitude; (ii) your commission or conviction of, or pleading guilty or nolo contendere (or any similar plea or admission) to, a felony or a criminal act involving dishonesty or other moral turpitude; (iii) any misconduct on your part in connection with your employment or in connection with or affecting the business of CRGE or any of its subsidiaries and affiliates; (iv) any dishonesty by you, including failure to report to the Company the dishonesty of others; (v) any failure to abide by laws applicable to you in your capacity as an employee of the Company; (vi) any failure or refusal on your part to perform the duties under this letter or to obey lawful directives from your supervisors, if not remedied within five (5) business days after the Company providing notice thereof; (vii) your disability (defined as your inability to perform the essential functions of the job for more than twelve (12) workweeks in any twelve (12) month period); (viii) any violation of any policy or code of the Company or relating to equal employment opportunity, harassment, business conduct or conflict of interest; and (ix) knowing neglect of reasonably assigned duties, use of illegal drugs, abuse of other controlled substances or working under the influence of alcohol or other controlled substances.

This offer letter shall be governed by the laws of New York, without regard to conflict of law principals.

This offer is contingent upon:

1. **Approval from the Board of Directors of Charge Enterprises, Inc.; and**

2. **Satisfactory completion of a background investigation, for which the required notice and consent forms will be provided to you upon execution of this employment offer; and**

3. **Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the Form I-9's List of Acceptable Documents is attached hereto as Schedule III; and**

4. **Your execution of an acknowledgement of review and receipt of CRGE's then-prevailing compliance policies within one week following the Start Date.**

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaking any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions to your activities.

You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of documents or other information, you should discuss questions with your former before removing or copying the documents or information.

The failure of either party to insist upon strict performance of the covenants and conditions contained herein shall not be deemed a waiver of the right of any party to insist upon the strict performance of such covenants or conditions at any other time. Any waiver by either party of any breach or violation of this Agreement shall not operate or be interpreted, therefore, as a waiver of any subsequent breach or violation of this Agreement.

This offer letter contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any terms hereof.

We are excited at the prospect of you joining our team! If you have any questions about the above details, please contact me immediately. Please sign below to accept the terms of this offer.

Yours sincerely,

Jamie Yung
Director of Human Resources

I have read and understand and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representation, express or implied, that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

James Biehl

Signed: DocuSigned by: James Biehl 8702D44966EA478...

Date: 10-07-2022

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Schedule I

Responsibilities

- Serving as a key business partner and advisor to the Company's executive team as well as the investor relations, internal audit, finance, human resources, and corporate communications functions.
- Managing, advising, and counseling on legal and business transactions, including complex commercial transactions, M&A and related business combinations, finance (debt and/or equity), litigation, labor & employment, real estate, sales and purchasing, logistics and other areas.
- Overseeing and providing support to the Board of Directors and its Committees in the areas of public disclosures, corporate governance and policies, oversight responsibilities, executive compensation and other public company obligations and best practices.
- Serving as Corporate Secretary, including drafting, preparing, and reviewing Board of Director meeting materials, minutes, and resolutions, and providing legal support for the maintenance of the Company's subsidiaries.
- Preparing, managing, and overseeing the Company's SEC filings, including periodic reports, current reports, proxy statements, Section 16 filings, securities offerings, and other related filings, and ensuring compliance with applicable laws and regulations.
- Collaborating and providing legal guidance on external communications such as earnings releases, press releases, investor presentations and marketing materials, and the Company website.
- Providing legal support and guidance with respect to executive compensation, as well as equity plan administration and trading windows.
- Providing strategic counseling on, drafting and interpreting the Company's policies and procedures, including ethics and compliance policies.
- Providing training to the Company on pertinent legal topics.
- Responding to legal requests and queries from individuals in all areas and all levels within the organization, and proactively recognizing and addressing potential legal issues as they arise.
- Monitoring and maintaining awareness of pending regulations and developments that are relevant to the Company's business interests, particularly relating to corporate governance and public company matters.
- Managing outside counsel and the legal function budget, and developing, updating and administering the Company's annual budget.
- Participating in the development and recruitment of talent, including potentially managing the supervision of paralegals.
- Other duties as may be assigned

Schedule II

Date	Holiday
Monday, January 3	New Year's Day Observed
Monday, January 17	Martin Luther King Jr Day
Monday, February 21	President's Day
Friday, April 15	Good Friday
Monday, May 30	Memorial Day
Monday, July 4	Independence Day
Monday, September 5	Labor Day
Thursday, November 24	Thanksgiving Day
Friday, November 25	Day after Thanksgiving
Friday, December 23	Christmas Eve Observed
Monday, December 26	Day After Christmas Day

Schedule III

Form I-9 List of Acceptable Documents

LISTS OF ACCEPTABLE DOCUMENTS
All documents must be UNEXPIRED

Employees may present one selection from List A
or a combination of one selection from List B and one selection from List C.

LIST A **Documents that Establish Both Identity and Employment Authorization**	**OR**	**LIST B** **Documents that Establish Identity**	**AND**	**LIST C** **Documents that Establish Employment Authorization**
1. U.S. Passport or U.S. Passport Card		**1.** Driver's license or ID card issued by a State or outlying possession of the United States provided it contains a photograph or information such as name, date of birth, gender, height, eye color, and address		**1.** A Social Security Account Number card, unless the card includes one of the following restrictions: (1) NOT VALID FOR EMPLOYMENT (2) VALID FOR WORK ONLY WITH INS AUTHORIZATION (3) VALID FOR WORK ONLY WITH DHS AUTHORIZATION
2. Permanent Resident Card or Alien Registration Receipt Card (Form I-551)		**2.** ID card issued by federal, state or local government agencies or entities, provided it contains a photograph or information such as name, date of birth, gender, height, eye color, and address		**2.** Certification of report of birth issued by the Department of State (Forms DS-1350, FS-545, FS-240)
3. Foreign passport that contains a temporary I-551 stamp or temporary I-551 printed notation on a machine-readable immigrant visa		**3.** School ID card with a photograph		**3.** Original or certified copy of birth certificate issued by a State, county, municipal authority, or territory of the United States bearing an official seal
4. Employment Authorization Document that contains a photograph (Form I-766)		**4.** Voter's registration card		**4.** Native American tribal document
5. For a nonimmigrant alien authorized to work for a specific employer because of his or her status: **a.** Foreign passport; and **b.** Form I-94 or Form I-94A that has the following: (1) The same name as the passport; and (2) An endorsement of the alien's nonimmigrant status as long as that period of endorsement has not yet expired and the proposed employment is not in conflict with any restrictions or limitations identified on the form.		**5.** U.S. Military card or draft record		**5.** U.S. Citizen ID Card (Form I-197)
6. Passport from the Federated States of Micronesia (FSM) or the Republic of the Marshall Islands (RMI) with Form I-94 or Form I-94A indicating nonimmigrant admission under the Compact of Free Association Between the United States and the FSM or RMI		**6.** Military dependent's ID card		**6.** Identification Card for Use of Resident Citizen in the United States (Form I-179)
		7. U.S. Coast Guard Merchant Mariner Card		**7.** Employment authorization document issued by the Department of Homeland Security
		8. Native American tribal document		
		9. Driver's license issued by a Canadian government authority		
		For persons under age 18 who are unable to present a document listed above:		
		10. School record or report card		
		11. Clinic, doctor, or hospital record		
		12. Day-care or nursery school record		

Examples of many of these documents appear in the Handbook for Employers (M-274).

Refer to the instructions for more information about acceptable receipts.